News Release
Document Security Systems, Inc. First Federal Plaza 28 East Main Street Rochester, NY 14614	Investor contact: Deborah K. Pawlowski Kei Advisors LLC 716.843.3908 Email: dpawlowski@keiadvisors.com	Media contact: Kim Waver Dixon Schwabl Advertising 585.899.3273 Email: kim@dixonschwabl.com

For Immediate Release

Document Security Systems Reports 239% Revenue Growth in

Third Quarter 2006 and First Quarter of Positive Operating Cash Flow

•	Security printer sales and technology fees drive growth

•	Organic revenue grows 80%

•	Gross profit increases 220%

•	Generates first quarterly positive cash flow from operations

ROCHESTER, NY, November 14, 2006 — Document Security Systems, Inc. (AMEX: DMC; "DSS"), a leader in proven, patented protection against counterfeiting and unauthorized copying, scanning and photo imaging, today reported results for the third quarter ended September 30, 2006.

Revenue increased $890,000, or 239%, to $1,264,000 for the third quarter of 2006 compared with $373,000 for the same period in 2005. A primary contributor to the increase was sales of $593,000 from the addition of P3, the Company’s security printer that was acquired February 7, 2006. Organic sales for the third quarter 2006 increased 80%, or $297,000, over third quarter 2005 revenue, seasonally the weakest quarter for the Company. Organic sales, a non-GAAP (Generally Accepted Accounting Principles) measure, exclude sales generated by P3. Driving the growth of organic revenue was $219,000 from new, recurring license fees.

Not reflected in third quarter 2006 revenue results were cash receipts of approximately $590,000 for technology licenses and services for which revenue recognition is deferred in accordance with GAAP, which requires revenue for upfront licensing fees to be recognized evenly over the terms of the licensing agreements.

Mr. Patrick White, Chairman and Chief Executive Officer of DSS, noted, “During the third quarter, we reached an important milestone of generating positive cash from operations which was achievable in large part because of the partnership we established with The Ergonomics Group. We received $500,000 in the third quarter for technology licensing from them and will receive an additional $500,000 in the fourth quarter. This is the start of an important partnership that we believe will only expand in 2007. During the quarter, we also benefited from of a few of our significant licensing agreements, such as RR Donnelley & Sons Company (NYSE: RRD) with initial royalty usage reports showing impressive results from this major printing ally.”

He added, “Our challenge has been the length of the sales cycle for many of our business development efforts. However, as evidenced by our growing relationship with RR Donnelley, our previously announced agreements are beginning to result in direct revenue. In addition, we continue to establish future revenue growth opportunities and expand our market potential by forging additional strong relationships with key partners. We believe that our revenue stream will continue to expand as we increase our manufacturing capacity, strengthen our direct sales and channel partner activities, and selectively license our technologies to large and established companies with broad market reach.”

THIRD QUARTER HIGHLIGHTS

•
Executed a letter of agreement with The Ergonomic Group (EGI) providing it the exclusive, limited right to use and market DSS's extensive portfolio of security technologies in the high technology, aerospace, financial and healthcare industries. The agreement guarantees that the Company will receive a minimum of $1,000,000 over the contract term of which $500,000 was received in the third quarter of 2006 and $500,000 is expected to be received in the fourth quarter of 2006.

•
Established a licensing contract with Nampak Flexible, a division of Nampak Limited ("Nampak") and a leading flexible packaging manufacturer in South Africa. This is the Company's first licensing agreement with a packaging business, and the agreement is a royalty-based contract for one year with automatic annual renewals for up to an additional four years.

•
Implemented a joint marketing agreement with Assa Abloy HID Global ("HID") to market DSS’s select technologies to enhance the security of HID's contactless smartcards and proximity cards. Assa Abloy HID is owned by parent ASSA ABLOY (ASZAF.PK), which is headquartered in Stockholm, Sweden. ASSA ABLOY is the world's leading manufacturer and supplier of locking and security access solutions.

OPERATING RESULTS

Gross profit increased 220% to $596,000 in the third quarter 2006 compared with $186,000 for the same period last year. Gross margin declined slightly to 47% compared with 50% in the prior year’s third quarter. The lower margin primarily reflects the change in mix of manufactured product sales and technology license and royalty fees due to the acquisition of P3 in February 2006.

Operating expenses for the third quarter of 2006 were $1.8 million compared with $888,000 for the same time last year, an increase of $916,000, or 103%. The increase in operating expenses includes $199,000 in operating costs associated with DSS's P3 division, increases in non-cash expenses of $140,000 in amortization of intangible assets and $301,000 in stock based payments primarily due to warrants issued to BTI, a bar code technology company, as part of DSS's long-term partnership with BTI that was formed to expedite DSS’s entry into the Chinese market for secure documents. After taking into account these incremental costs items, the remaining expense increase of $272,000 primarily reflects increases in personnel and consulting resources in the areas of operations, sales and management which are considered key to the company’s continued future growth.

Continuing the trend established in the second quarter of 2006, Adjusted EBITDA improved during the third quarter of 2006 to a loss of $576,000, or $0.04 per basic and diluted share, compared with a loss of $635,000, or $0.05 per basic and diluted share, for the second quarter of 2006. The improvement in Adjusted EBITDA reflects that growth in revenue more than offset the Company's investments to grow the organization and expand its operating structure, and that net income results reflect substantial non-cash expenses, including stock based compensation and amortization of intangible assets. (See Reconciliation of GAAP to Non-GAAP Financial Measures table)

Net loss for the third quarter was $1.2 million, or $0.09 per basic and diluted share, compared with a net loss of $678,000, or $0.06 per basic and diluted share, for the third quarter of 2005.

FOURTH QUARTER EVENTS

♦
Authorized TransTech Systems, Inc. as the exclusive distributor of DSS technology for large format event identification badges and cards. TransTech is a leading distributor in the ID badge and access control markets and services a network of over 700 security products dealers throughout the United States.

♦
Expanding outreach and coordinating distributor training programs and trade shows to improve the promotion of DSS technologies. Naming premier distributors, building marketing alliances, and expanding sales opportunities with European paper merchant PaperlinX.

♦
Participating in the largest Gaming Industry trade show in the U.S., the Global Gaming Expo, to unveil new technology applications with Identification Data and Imaging (IDI). IDI specializes in security products such as patented state-of-the-art anti-counterfeiting and anti-fraud technologies for all paper and plastic documents including ID badges, room keys and promotional cards.

♦	Expecting a second consecutive quarter of positive operating cash flow with the cash received from the partnership with Ergonomics.

Mr. White concluded, "We are beginning to see the fruition of our past 18-month effort to build our sales channel, acquire strong partners and manufacture our own security products. The reception we are getting from potential partners and customers is very strong. We are encouraged by the foothold we are gaining in the marketplace and believe that the demand for security technology will continue to accelerate.”

TELECONFERENCE

The Company invites you to join Patrick White, Chairman and CEO and Peter Ettinger, President on a teleconference to discuss the quarter and its sales and marketing activities on Tuesday, November 21, 2006 at 10:00 a.m. Eastern Time. To access the call you may dial 1-913-312-1267. It is recommended that you dial in approximately 10 to 15 minutes prior to the scheduled start time. Alternatively, you may listen to a live webcast of the call on the Company’s website: www.documentsecurity.com.

A replay of the call will be available until December 5, 2006 at midnight Eastern Time by dialing 1-719-457-0820, and entering PIN number 1338841. The archive will be made available on the website for approximately 60 days.

About Document Security Systems, Inc.

A rapidly growing security technology company, Document Security Systems is a world leader in the development of optical deterrent technologies that help prevent counterfeiting and brand fraud from the use of the most advanced scanners, copiers and imaging systems in the market. The Company’s patented and patent-pending technologies protect valuable documents and printed products from counterfeiters and identity thieves. Document Security Systems’ customers, which include international governments, major corporations and world financial institutions, use its covert and overt technologies to protect a number of applications including, but not limited to, currency, vital records, brand protection, ID Cards, internet commerce, passports and gift certificates. Document Security Systems’ strategy is to become the world’s leading producer of cutting-edge security technologies for paper, plastic and electronically generated printed assets. More information about Document Security Systems can be found at its websites: www.documentsecurity.com and www.plasticprintingprofessionals.com.

Safe Harbor Statement

This release contains forward-looking statements regarding expectations for future financial performance, which involve uncertainty and risk. It is possible the Company's future financial performance may differ from expectations due to a variety of factors including, but not limited to, changes in economic and business conditions in the world, increased competitive activity, achieving sales levels to fulfill revenue expectations, consolidation among its competitors and customers, technology advancements, unexpected costs and charges, adequate funding for plans, changes in interest and foreign exchange rates, regulatory and other approvals and failure to implement all plans, for whatever reason. It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on current conditions; expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected. The Company makes no commitment to update any forward-looking statement included herein, or disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

TABLES FOLLOW.

Document Security Systems Reports 239% Revenue Growth in Third Quarter 2006
November 14, 2006

DOCUMENT SECURITY SYSTEMS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	September 30,	December 31,
	2006	2005
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$1,520,360	$3,953,482
Accounts receivable, net of allowance
of $25,000 ($13,000 -2005)	719,941	164,726
Inventory	249,438	148,804
Prepaid expenses and other current assets	124,974	225,114
Total current assets	2,614,713	4,492,126
Restricted cash	-	240,000
Fixed assets, net	623,700	451,195
Other assets	159,862	229,050
Goodwill	1,396,734	711,785
Other intangible assets, net	4,994,754	4,208,962
Total Assets	$9,789,763	$10,333,118
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,298,827	$547,512
Accrued expenses & other current liabilities	229,692	212,559
Deferred revenue	595,783
Current portion of long-term debt	-	50,891
Current portion of capital lease obligations	34,817	33,374
Total current liabilities	2,159,119	844,336
Long-term debt	-	167,309
Long-term capital lease obligations	58,784	84,931
Commitments and Contingencies
Stockholders' equity
Common stock, $.02 par value;
200,000,000 shares authorized,
12,926,989 shares issued and outstanding
(12,698,872 in 2005)	258,540	253,977
Additional paid-in capital	23,114,276	21,377,996
Accumulated deficit	(15,800,956)	(12,395,431)
Total stockholders' equity	7,571,860	9,236,542
Total Liabilities and Stockholders' Equity	$9,789,763	$10,333,118
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Document Security Systems Reports 239% Revenue Growth in Third Quarter 2006
November 14, 2006

DOCUMENT SECURITY SYSTEMS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2006	2005	2006	2005
Revenue, net
Security products & printing	$849,264	$222,158	$2,608,619	$864,352
Royalties	246,528	28,251	343,223	51,600
Legal product sales	167,518	122,714	483,983	381,445
Total Revenue	1,263,310	373,123	3,435,825	1,297,397
Costs of revenue
Security products & printing	581,370	123,936	1,665,325	475,285
Other product sales	86,355	62,713	267,240	196,960
Total costs of revenue	667,725	186,649	1,932,565	672,245
Gross profit	595,585	186,474	1,503,260	625,152
Operating expenses:
Selling, general and administrative expenses	1,435,016	674,018	3,919,925	1,956,675
Research and development	93,693	79,165	262,577	239,750
Amortization of intangibles	275,714	135,000	763,989	270,000
Operating expenses	1,804,423	888,183	4,946,491	2,466,425
Operating loss	(1,208,838)	(701,709)	(3,443,231)	(1,841,273)
Other income (expense):
Interest income	7,200	29,797	51,338	67,222
Interest expense	(2,788)	(6,494)	(13,632)	(20,543)
Loss before income taxes	(1,204,426)	(678,406)	(3,405,525)	(1,794,594)
Income taxes	-	-	-	-
Net loss	$(1,204,426)	$(678,406)	$(3,405,525)	$(1,794,594)
Net loss per share, basic and diluted	$(0.09)	$(0.06)	$(0.26)	$(0.15)
Weighted average common shares outstanding,
basic and diluted	12,920,315	12,285,029	12,868,887	11,856,511

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Document Security Systems Reports 239% Revenue Growth in Third Quarter 2006
November 14, 2006

DOCUMENT SECURITY SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows
For the Nine Months Ended September 30,

	2006	2005
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net loss	$(3,405,525)	$(1,794,594)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization expense	927,635	404,960
Stock based compensation	591,684	29,521
(Increase) decrease in assets:
Accounts receivable	(389,22Z )	235,226
Inventory	(30,487)	(77,176)
Prepaid expenses and other assets	(20,541)	(73,238)
Increase in liabilities:
Accounts payable and accrued expenses	234,719	58,179
Deferred revenue	595,783	-
Net cash used by operating activities	(1,495,961)	(1,217,122)
Cash flows from investing activities:
Purchase of fixed assets	(78,204)	(83,941)
Acquisition	(1,301,670)	-
Purchase of other intangible assets	(453,542)	(185,283)
Net cash used by investing activities	(1,833,416)	(269,224)
Cash flows from financing activities:
Repayment of long-term debt	(218,200)	(35,663)
Decrease in restricted cash	240,000	51,000
Repayment of capital lease obligations	(24,704)	(22,714)
Issuance of common stock, net	899,159	2,555,664
Net cash provided by financing activities	896,255	2,548,287
Net increase (decrease) in cash and cash equivalents	(2,433,122)	1,061,941
Cash and cash equivalents beginning of period	3,953,482	2,657,865
Cash and cash equivalents end of period	$1,520,360	$3,719,806

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Document Security Systems Reports 239% Revenue Growth in Third Quarter 2006
November 14, 2006

DOCUMENT SECURITY SYSTEMS, INC. AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2006	2005	2006	2005
Net Loss	$(1,204,426)	$(678,406)	$(3,405,525)	$(1,794,594)
Add back:
Depreciation	44,511	44,609	163,646	134,960
Amortization of Intangibles	275,714	135,000	763,989	270,000
Stock Based payments	311,234	9,201	591,684	29,521
Interest Income	(7,200)	(29,797)	(51,338)	(67,222)
Interest Expense	2,788	6,494	13,632	20,543
Income Taxes	-	-	-	-
Adjusted EBITDA	$(577,379)	$(512,899)	$(1,923,912)	$(1,406,792)

DOCUMENT SECURITY SYSTEMS, INC. AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
Adjusted EBITA
(unaudited)
Three Months Ended
June 30

2006
Net Loss	$(1,206,537)
Add back:
Depreciation	62,488
Amortization of Intangibles	268,275
Stock Based Compensation	253,121
Interest Income	(17,242)
Interest Expense	5,381
Income Taxes	-
Adjusted EBITDA	$(634,514)

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